Contact:
      Michael Dinkins                     Noonan/Russo Communications, Inc.
      Senior Vice President, Finance and  Heather Hennessy (media) Ext. 274
      Administration &                    Meredith Milewicz (investors) Ext. 228
      Chief Financial Officer             (212) 696-4455
      CulturalAccessWorldwide, Inc.       news@noonanrusso.com
      (703) 516-6425
      MICHAEL@CULTURALACCESS.COM
      WWW.CULTURALACCESS.COM

            CULTURALACCESSWORLDWIDE ACQUIRES AM MEDICA COMMUNICATIONS
                  - Expands Pharmaceutical Aspect of Business -

Arlington, VA - October 23, 1998 - CulturalAccessWorldwide, Inc. (Nasdaq: CAWW), an outsourced marketing services company, announced today that it is acquiring AM Medica Communications Limited, located in New York City. AM Medica has annualized revenue of $25 million. This acquisition is expected to be accretive. Other financial terms were not disclosed.

Founded in 1986, AM Medica is a strategic medical education company that provides a range of services to the pharmaceutical industry, including worldwide medical education programs, medical meetings management, medical publishing, medical audiovisual production and interactive medical education programs for pharmaceutical companies. AM Medica's clients are leading pharmaceutical companies.

John Fitzgerald, President and CEO of CulturalAccess, stated, "AM Medica is a proven leader in the delivery of medical education programs for the pharmaceutical industry. They have planned and managed over 250 international meetings in countries around the world. Their expertise will contribute substantially to our ability to access and communicate with physicians, pharmacists and patients for our pharmaceutical clients. With this acquisition, CulturalAccess' revenue from the pharmaceutical industry will be more than 60 percent. We will continue to pursue additional accretive acquisitions that further expand the scope of our services to the pharmaceutical industry."

Ann M. Holmes, President of the new AM Medica Communications Group of CulturalAccess Worldwide remarked, "We are delighted to join CulturalAccess. We appreciate the company's focus on the development and implementation of targeted programs for the pharmaceutical industry, including database management, physician and pharmacist communications, sample fulfillment, sales force productivity systems and teleservices. There are clear synergies where we can leverage our core skills as well as our respective relationships within the pharmaceutical industry."

CulturalAccess provides outsourced marketing services to more than 100 clients in the pharmaceutical, telecommunications, financial services and consumer products industries. The company designs and delivers innovative, data-driven sales and marketing solutions that maximize clients' sales and profits. The company has particular expertise in accessing key pharmaceutical audiences physicians, pharmacists and patients - and niche consumer groups. CulturalAccessWorldwide resources include proprietary databases of physicians and pharmacies; strategic planning and market research services; medical education; medical meetings management; medical publications; electronic territory management systems (ETMS); ethical drug sample fulfillment; direct mail capabilities, and inbound and outbound teleservices in 15 different languages. CulturalAccessWorldwide has over 1,300 employees and representatives in offices throughout the United States.

                                     -more-

This release contains forward-looking statements that are subject to risk and uncertainty. CulturalAccessWorldwide's actual results could differ materially from those discussed in such forward-looking statements due to various factors which are outside the company's control. For a more detailed discussion of these factors and others, see the risk factors section of CulturalAccessWorldwide's prospectus filed as part of its registration statement on Form S-1 (SEC file # 333-38845).

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